Exhibit 10.2

Execution Version

SERIES X PREFERRED INVESTOR RIGHTS AGREEMENT

TABLE OF CONTENTS

Page

1.	Definitions	1

2.	[Reserved]	4

3.	Information Rights	4
	3.1 Books and Records	4
	3.2 Delivery of Financial Statements	4
	3.3 Inspection	6
	3.4 Confidentiality	6

4.	Rights to Future Stock Issuances	7
	4.1 Grant	7
	4.2 Notice	7
	4.3 Exercise	7
	4.4 Sale of New Securities	7
	4.5 Regulatory Approval Conditions	7
	4.6 Exceptions	8

5.	Financing Right of First Offer	9
	5.1 Grant	9
	5.2 Notice	9
	5.3 Conflict	9
	5.4 Period	9

6.	Board Observer	9

7.	Restrictions on Transfer of Series X Preferred	10

8.	Tax Matters	11
	8.1 Treatment of Warrants	11
	8.2 Corporation Status	11

9.	[Reserved]	11

10.	Miscellaneous	11
	10.1 Successors and Assigns	11
	10.2 Governing Law	11
	10.3 Counterparts	11
	10.4 Titles and Subtitles	12
	10.5 Notices	12
	10.6 Amendments and Waivers	12
	10.7 Severability	13
	10.8 Aggregation of Stock	13
	10.9 Entire Agreement	13
	10.10 Dispute Resolution	13
	10.11 Delays or Omissions	14

Schedule A	-	Schedule of Investors

i

SERIES X PREFERRED INVESTOR RIGHTS AGREEMENT

THIS SERIES X PREFERRED INVESTOR RIGHTS AGREEMENT (this “Agreement”), is made as of December 15, 2021, by and among InterPrivate III Financial Partners Inc., a Delaware corporation (the “Company”), each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor”. This Agreement shall become effective upon the consummation of the mergers (the “deSPAC Closing”) contemplated by that certain Agreement and Plan of Merger, dated as of August 18, 2021, among the Company, Aspiration Partners, Inc., a Delaware corporation (“Aspiration”) and certain of their Affiliates (as may be amended and restated in accordance with the Purchase Agreement (as defined below), the “Merger Agreement”) and in the event the Merger Agreement is terminated for any reason, this Agreement shall automatically terminate and be of no further force and effect without any further action by or on behalf of the parties.

RECITALS

WHEREAS, OCM Aspiration Holdings, LLC (“OCM”), an Investor herein, is party to that certain Series X Preferred Stock Purchase Agreement, dated as of December 15, 2021, by and among Aspiration Partners, Inc., the Company and OCM (the “Purchase Agreement”);

WHEREAS, the Company proposes to issue to OCM warrants to purchase certain shares of Common Stock pursuant to a Warrant, on the terms and subject to the conditions set forth in the Purchase Agreement (the “Warrant”);

WHEREAS, concurrent with the deSPAC Closing, that certain Series X Preferred Investor Rights Agreement between Aspiration and the Investors was terminated in accordance with its terms; and

WHEREAS, as an inducement for OCM to enter into the Purchase Agreement, the Company agreed to enter into this Agreement with the Investors pursuant to which the Company shall provide the Investors with certain registration, investor and other rights, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “Affiliate” or “Affiliated” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, limited partner, managing member, member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person; provided that neither the Investors nor any of their Affiliates shall be considered Affiliates of the Company for purposes of this definition.

1.2 “Board of Directors” means the Board of Directors of the Company.

1.3 “Bylaws” means the bylaws of the Company, as amended, restated or otherwise modified from time to time.

1.4 “Certificate of Designations” means the Certificate of Designations setting forth the rights, powers, preferences and privileges of the Series X Preferred Stock.

1.5 “Certificate of Incorporation” means the certificate of incorporation of the Company, as it may be amended, restated or otherwise modified from time to time.

1.6 “Common Stock” means shares of the Company’s Class A Common Stock, par value $0.01 per share.

1.7 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.8 “FINRA” means the Financial Industry Regulatory Authority or any successor agency.

1.9 “GAAP” means generally accepted accounting principles in the United States.

1.10 “Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity or self-regulatory organization exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including FINRA and any national or regional stock exchange on which the Common Stock is then listed or is proposed to be listed), and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

1.11 “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.12 “Law” means any United States federal, state or local or foreign law, rule, regulation, form, statute, order or other legally enforceable requirement (including common law) issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

1.13 “New Securities” means (a) with respect to the Company, shares of Common Stock, preferred stock or any other class or series of capital stock or other equity securities of the Company, (b) with respect to any Subsidiary of the Company, any equity securities, (c) any warrants, options, rights or other securities exchangeable or exercisable for, or convertible into, any securities described in clause (a) or clause (b), and (d) any indebtedness instrument for borrowed money (including any promissory note), whether issued by the Company or any Subsidiary thereof, exchangeable or exercisable for, or convertible into, or having features similar to, any securities described in clause (a) or clause (b).

1.14 “Organizational Documents” means the Certificate of Incorporation and the Bylaws.

1.15 “Permitted Transferee” means a Person to whom a Holder of Registrable Securities transfers such Registrable Securities in accordance with this Agreement, to the extent such Registrable Securities remain Registrable Securities following such transfer.

1.16 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.17 “Public Offering” means the offer for sale of securities pursuant to an effective registration statement filed under the Securities Act.

1.18 “Registrable Securities” means (a) all Common Stock issued or issuable upon exercise of the Warrants and (b) all other securities issued in respect of such Warrants or into which such Warrants are later converted or reclassified, in each case of clauses (a) and (b), in each case held by (i) the Investors, (ii) any fund managed by or under common management with the Investors and (iii) any Affiliate of the foregoing, whether now owned or hereafter acquired, and their respective Permitted Transferees; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 10.1.

1.19 “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.20 “Regulatory Approval Condition” means the Investors or any of their Affiliates is required to wait for the expiration of any waiting period under, file any notice, report or other submission with, or obtain any consent, registration, approval, permit or authorization from any Governmental Authority under any applicable Law in connection with such transaction, including under (a) any U.S. or non-U.S. competition, merger control, antitrust or similar law, (b) any law that may be applicable to the direct or indirect ownership of equity in the Company and its Subsidiaries or (c) any law related to the foregoing.

1.21 “Restricted Transferee” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the financial services industry and with a primary focus on sustainability (other than any financial investment firm or collective investment vehicle), but shall not include (i) any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than 20% of the outstanding equity of any Restricted Transferee and does not, nor do any of its Affiliates, have a right to designate any members of the board of directors of any Restricted Transferee and (ii) each of the Investors (and any of their Affiliates).

1.22 “SEC” means the Securities and Exchange Commission.

1.23 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.24 “Series X Preferred Stock” means the preferred stock of the Company designated as “Series X Preferred Stock”.

1.25 “Subsidiaries” means, with respect to any Person, any Affiliate controlled by such Person, directly or indirectly through one or more intermediaries.

1.26 “Transaction Agreements” means this Agreement, the Purchase Agreement, the Certificate of Designations, the Warrant, and any other instruments or documents entered into in connection with herewith and therewith.

1.27 “Underwriters” means an underwriter or underwriters with respect to any Underwritten Offering.

1.28 “Underwritten Offering” means a Public Offering in which securities of the Company are sold to Underwriters for reoffering to the public (including any underwritten “block trade”).

2. [Reserved]

3. Information Rights.

3.1 Books and Records. For so long as the Investors or their Affiliates hold any shares of Series X Preferred Stock, the Company shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account, in which true and complete entries (in all material respects in conformity with GAAP consistently applied) shall be made of all financial transactions and matters involving the assets and business of the Company or any Subsidiary, as the case may be.

3.2 Delivery of Financial Statements. For so long as an Investor, together with its Affiliates, holds at least twenty-five percent (25%) of the then outstanding shares of Series X Preferred Stock, the Company shall deliver to such Investor (provided any such information shall be deemed to have been delivered to such Investor if filed with the SEC on its Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system):

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Budget (as defined in Subsection 3.2(e)) for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Investors to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;

(d) as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet and statement of stockholders’ equity as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(e) as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), approved by the Board of Directors and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

(f) with respect to the financial statements called for in Subsection 3.2(a), Subsection 3.2(b) and Subsection 3.2(d), an instrument executed by the chief financial officer and chief executive officer of the Company certifying that such financial statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (except as otherwise set forth in Subsection 3.2(b) and Subsection 3.2(d)) and fairly present the financial condition of the Company and its results of operation for the periods specified therein; and

(g) such information relating to the financial condition, business, prospects, or corporate affairs of the Company as the Investors may from time to time reasonably request, including any information that the Investors may reasonably request with respect to the Company’s current and accumulated earnings and profits for U.S. federal income tax purposes; provided, however, that the Company shall not be obligated under this Subsection 3.2(g) to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any Subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated Subsidiaries.

Notwithstanding anything else in this Subsection 3.2 to the contrary, the Company may cease providing the information set forth in this Subsection 3.2 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 3.2 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.3 Inspection. For so long as an Investor, together with its Affiliates, holds at least twenty-five percent (25%) of the then outstanding shares of Series X Preferred Stock, Company shall permit such Investor, at such Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by such Investor; provided, however, that the Company shall not be obligated pursuant to this Subsection 3.3 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.4 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company (including any confidential information obtained pursuant to the terms of this Agreement and any notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.6 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any Affiliate, partner, member, stockholder, or wholly owned Subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; (iii) as may otherwise be required by applicable Law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure, or (iv) to the extent required by securities Laws or Governmental Authority or rules or regulations of securities exchanges or similar entities in connection with required public securities filings.

4. Rights to Future Stock Issuances.

4.1 Grant. Subject to the terms and conditions of this Section 4 and applicable securities Laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to the Investors. An Investor shall be entitled to apportion the right of first offer hereby granted to it, in such proportions as it deems appropriate, among itself and its Affiliates.

4.2 Notice. The Company shall give notice (the “Offer Notice”) to each Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

4.3 Exercise. By notification to the Company within ten (10) days after the Offer Notice is given, each Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of any Derivative Securities then held by the Investors) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Derivative Securities); provided, for the avoidance of doubt, that the Series X Preferred Stock shall not be included in the foregoing calculation. The closing of any sale pursuant to this Subsection 4.3 shall occur within the earlier of one hundred and twenty (120) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 4.4. Subject to Section 10.1, any Investor may assign, in whole or in part, their right to purchase New Securities pursuant to this Section 4 to any Affiliate of such Investor (including another Investor) and, upon such assignment, such Person shall be entitled to exercise the rights of such Investor hereunder.

4.4 Sale of New Securities. If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Subsection 4.3, the Company may, during the ninety (90) day period following the expiration of the periods provided in Subsection 4.3, offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within forty five (45) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investors in accordance with this Section 4.

4.5 Regulatory Approval Conditions.

(a) If, as a result of the exercise of a right pursuant to this Section 4, the Investors notify the Company within 10 days of their exercise of such right that the Investors reasonably believe a Regulatory Approval Condition may apply, then the Investors and the Company shall cooperate in good faith to determine the applicability of any such Regulatory Approval Condition and use (and cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions reasonably necessary or advisable on their part to cause the satisfaction of any such Regulatory Approval Condition, including by (a) furnishing the other with all information concerning itself and its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Investors, or the Company or any of their respective Affiliates to any Governmental Authority in connection with such exercise; and (b) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, clearances, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Authority in order to consummate such purchase of New Securities. Notwithstanding anything to the contrary herein, in no event shall any transaction whereby the Company sells any New Securities to the Investors pursuant to this Section 4 occur without the written consent of the Investors and the Company unless and until the satisfaction of all Regulatory Approval Conditions that either such Person reasonably determines are applicable to such purchase of New Securities. The costs and expenses of all activities required pursuant to this Section 4 shall be borne by the Person or Persons incurring such costs and expenses.

(b) Nothing in this Agreement, including this Section 4.5, shall require the parties hereto or any of their respective Affiliates to: (i) proffer to, agree to, or to sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the date of this Agreement, any of its assets, or the shares of Series X Preferred Stock (or to consent thereto); (ii) proffer, agree to or implement any changes in (including through a licensing arrangement), or any restrictions on or other impairment of, its ability to use, own, operate or take any other actions with respect to any of its assets, the shares of Series X Preferred Stock or its ability to vote, transfer, receive dividends or otherwise exercise full ownership or other rights with respect to the shares of Series X Preferred Stock; or (iii) take any action to overturn, defend against or oppose any action by any Governmental Authority to prohibit the transactions contemplated by this Agreement or prevent, materially delay or materially impair consummation of the transactions contemplated by this Agreement.

4.6 Exceptions. The right of first offer in this Section 4 shall not be applicable to securities issued (a) pursuant to any equity- or incentive-based compensation plan or agreement approved by the Board of Directors, (b) as a result of any stock or equity split (or reverse split) of the Company or any of its Subsidiaries effected on a pro rata basis among all equity interests of the same class or series, (c) as a dividend or distribution on Series X Preferred Stock, (d) by a direct or indirect Subsidiary of the Company to the Company or another direct or indirect Subsidiary of the Company, (e) pursuant to the Purchase Agreement, (f) to Persons as direct consideration for the acquisition of another corporation or other entity, or the acquisition of a line of business or of assets of another corporation or other entity, by the Company or any of its Subsidiaries, by stock purchase, merger, purchase of all or substantially all assets or other reorganization or (g) upon the conversion or exchange of any other securities that were (i) issued prior to the date of this Agreement, (ii) offered to the Investors pursuant to this Section 4 or (iii) exempt from this Section 4.

5. Financing Right of First Offer.

5.1 Grant. For so long as the Investors or their Affiliates hold any shares of Series X Preferred Stock, the Company hereby unconditionally and irrevocably grants to the Investors and their Affiliates a right of first offer (the “Right of First Offer”) with respect to the provision of any future debt or preferred equity financing to the Company or its Subsidiaries (any such financing, a “ROFO Financing”). For the avoidance of doubt, the Company shall first comply with the provisions of this Section 5 with respect to a ROFO Financing, and if an Alternative Financing (as defined below) is elected by the Company, then the Company shall comply with the provisions of Section 4 with respect to such Alternative Financing, if applicable. Notwithstanding anything to the contrary contained herein, the Right of First Offer shall not apply to any future debt or preferred equity financing of the Company or its Subsidiaries to the extent the Board of Directors determines in good faith that the Company intends to raise such financing in order to pay the entirety of the applicable Series X Redemption Price (as defined in the Certificate of Designations) payable in respect of all outstanding shares of Series X Preferred Stock.

5.2 Notice. In the event the Company or its Subsidiaries proposes to undertake a ROFO Financing, the Company shall deliver to the Investors a written notice setting for the terms and conditions of such proposed ROFO Financing (the “Proposed Financing Notice”). Such Proposed Financing Notice shall contain the material economic terms of the proposed ROFO Financing and the intended closing date of such ROFO Financing. At the option of the Investors, the Investors shall then deliver a notice to the Company within 10 business days after delivery of the Proposed Financing Notice setting forth the terms on which the Investors or their Affiliates would be prepared to effect the ROFO Financing. Following good faith discussions between the Company and the Investors following delivery of such notice from the Investors (and in no event less than fifteen (15) days after the date the Proposed Financing Notice is delivered to the Investors), should the Company elect not to accept the ROFO Financing by providing notice to the Investors or their Affiliates (such notice, a “Denial Notice”), the Company may seek (and, subject to Subsection 5.4, accept and consummate) any alternative debt or preferred equity financing (an “Alternative Financing”).

5.3 Conflict. In the event of any conflict between this Agreement and any other agreement or Organizational Document of the Company containing a right of first offer or refusal, the terms of this Agreement shall control.

5.4 Period. No Alternative Financing may be entered into by the Company or its Subsidiaries following the 90th day after the date on which the Company delivers a Denial Notice without the Company again delivering to the Investors an additional Proposed Financing Notice in compliance with this Section 5 and again following the procedures set forth in this Section 5.

6. Board Observer. So long as 33% of the Series X Preferred Stock issued on the date of this Agreement (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series X Preferred Stock) remains outstanding, the holders of a majority of the then outstanding shares of Series X Preferred Stock shall be entitled to appoint one observer to the Board of Directors (the “Observer”). The Observer

shall be entitled to attend all meetings of the Board of Directors and all committees thereof in a non-voting observer capacity and to receive copies of all materials relating to the Company and its Subsidiaries that would have been provided to a member of the Board of Directors and any committee of the Board of Directors, including notices, minutes, consents (including materials provided in connection with any solicitation of written consent of the Board of Directors) and any other materials provided to the directors (collectively, “Board Materials”) at the same time and in the same manner as provided to the directors; provided, that the Observer shall agree to hold such materials and information in confidence to same extent as required of a member of the Board of Directors. Notwithstanding the foregoing, the Observer may be excluded from any portion of any meeting of the Board of Directors and shall not be entitled to receive any Board Materials to the extent (i) necessary upon advice of counsel to the Company to preserve the attorney-client privilege of the Company or (ii) the Board of Directors reasonably concludes in good faith (and, as applicable, following receipt of advice of counsel) that the Observer has an actual or potential conflict of interest in respect of the matters to be discussed (or otherwise disclosed in the Board Materials, as applicable). The Company shall pay or reimburse the Observer for the reasonable and documented out-of-pocket expenses incurred by the Observer in connection with the attendance of meetings contemplated by this Section 6 in accordance with the Company’s policies and practices with respect to director expense reimbursement then in effect.

7. Restrictions on Transfer of Series X Preferred. Until the first anniversary of the date of consummation of the transactions contemplated by the Purchase Agreement (the “Closing Date”), the Investors shall not be permitted to transfer any shares of Series X Preferred Stock held by the Investors as of the date hereof without the prior written consent of the Company; provided, that any transfer to an Affiliate of the Investors that complies with the terms hereof and the terms of the Purchase Agreement shall not require such consent of the Company. From and after the first anniversary of the Closing Date, the Investors shall (subject to the terms hereof and the terms of the Purchase Agreement) be permitted to transfer any shares of Series X Preferred Stock held by the Investors as of the date hereof with the prior written consent of the Company (such consent not to be unreasonably withheld conditioned or delayed, other than in the event of any such proposed transfer to a Restricted Transferee); provided, that any transfer to an Affiliate of the Investors shall (subject to the terms hereof and the terms of the Purchase Agreement) not require such consent of the Company. Any transferee of Series X Preferred Stock under this Section 7 shall, prior to the transfer of such shares of Series X Preferred Stock, enter into an agreement with the Company agreeing to be bound by all of the provisions of the Transaction Agreements and Organizational Documents applicable to a holder of Series X Preferred Stock. Notwithstanding anything to the contrary contained herein, each holder of Series X Preferred Stock shall, on or prior to the date of this Agreement or (if later) the date that it first acquires any Series X Preferred Stock, deliver to the Company a valid and duly completed IRS Form W-9 (and, for the avoidance of doubt, at all times during which a person is holder of Series X Preferred Stock, such person shall (i) have delivered to the Company such a valid and duly completed IRS Form W-9; and (ii) be eligible to deliver a valid and duly completed IRS Form W-9 to the Company).

8. Tax Matters.

8.1 Treatment of Warrants. The Company and the Investors agree that each vested Warrant should be treated for U.S. federal income tax purposes as Common Stock that is issued on the date that the Warrant vests (and that, consistent with the terms of the Purchase Agreement, Purchaser be treated as acquiring interests in the Warrant for the applicable portion of the Purchase Price (in each case, as such terms are used in the Purchase Agreement, and on the terms set forth in the Purchase Agreement)). The Company and the Investors agree to take no positions or actions inconsistent with such treatment on their income tax returns (including on any IRS Form 1099), unless otherwise required by (i) a change in applicable Law or (ii) the IRS or other relevant tax authority following an audit or other examination in which the tax treatment described in this paragraph was defended by the taxpayer in good faith.

8.2 Corporation Status. For so long as the Investors or their Affiliates hold any shares of Series X Preferred Stock issued by the Company, the Company shall not be liquidated, merged, converted into a limited liability company, or otherwise enter into a transaction pursuant to which the Company (or any resulting entity (including an interim entity in a series of steps)) ceases to exist as an entity treated as a corporation for U.S. federal income tax purposes without the Investors’ prior written approval.

9. [Reserved]

10. Miscellaneous.

10.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; or (ii) after such transfer, holds at least 7,000,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee that is an Affiliate or stockholder of a Holder shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

10.2 Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of laws principles that would result in the application of any law other than the law of the State of Delaware.

10.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

10.5 Notices.

(a) All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. If notice is given to the Company, it shall be sent to Aspiration Inc., 4640 Admiralty Way, Suite 725, Marina Del Rey, CA 90292, Attention: Andrei Cherny ([***]) and Mike Shuckerow ([***]); and a copy (which shall not constitute notice) shall also be sent to Latham & Watkins LLP, 1271 Avenue of the Americas, New York, New York, 10020, Attention: Scott Craig ([***]) and Nima J. Movahedi ([***]). If notice is given to OCM as a party hereto, it shall be sent to c/o Oaktree Capital Management, LP, 333 S. Grand Ave., 28th Floor, Los Angeles, California 90071, Attention: Brian Laibow ([***]) and Jordan Mikes ([***]); and a copy (which shall not constitute notice) shall also be sent to Sullivan & Cromwell LLP, 1888 Century Park East, Suite 2100, Los Angeles, California 90067, Attention: Patrick S. Brown ([***]) and Rita-Anne O’Neill ([***]).

(b) Each Investor consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address or the facsimile number set forth below such Investor’s name on the Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each Investor agrees to promptly notify the Company of any change in such stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.

10.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Investors; provided that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction). Notwithstanding the foregoing, Schedule A hereto may be amended by the Company from time to time after the date of this Agreement without the consent of the other parties to add (i) transferees of any Registrable Securities in compliance with the terms of this Agreement and (ii) information regarding any additional Investor who becomes a party to this Agreement in accordance with Subsection 10.1. The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party that did not consent in writing to such amendment, modification, termination or waiver. Any amendment, termination, or waiver effected in accordance with this Subsection 10.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

10.7 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

10.8 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

10.9 Entire Agreement. This Agreement (including the Exhibits hereto), the Certificate of Designations and the other Transaction Agreements constitute the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

10.10 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the State of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

10.11 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by applicable Law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Series X Preferred Investor Rights Agreement as of the date first written above.

COMPANY:

INTERPRIVATE III FINANCIAL PARTNERS INC.

By:	/s/ Ahmed Fattouh
Name: Ahmed Fattouh
Title: Chief Executive Officer & Chairman

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Series X Preferred Investor Rights Agreement as of the date first written above.

INVESTOR:

OCM ASPIRATION HOLDINGS, LLC

By:	Oaktree Fund GP, LLC
Its:	Manager

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Brian Laibow
Name:	Brian Laibow
Title:	Authorized Signatory

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

Address:	333 S. Grand Ave. Fl 28
Los Angeles, CA 90071

Email: [***]
Email: [***]

[Signature Page to Investors’ Rights Agreement]

SCHEDULE A

SCHEDULE OF INVESTORS

Investor(s)	Address(es)
OCM Aspiration Holdings, LLC	c/o Oaktree Capital Management, LP 333 S. Grand Ave., 28th Floor, Los Angeles, CA 90071